Exhibit 10.2

GENERAL RELEASE AND WAIVER

1. Daniel Gilbert (“Employee”), on his/her behalf and on behalf of his/her heirs, executors, administrators, successors and assigns (collectively, “Releasor”), hereby acknowledges and agrees that Employee’s employment with barnesandnoble.com llc (the “Company”) terminated effective February 1, 2013 (the “Separation Date”). This General Release and Waiver shall not be valid if signed before the Separation Date.

2. (a) Employee agrees that, after Employee’s delivery to the Company of this fully executed and notarized General Release and Waiver (the “Release”) within twenty-one (21) days of Employee’s receipt of this Release and the expiration of the Revocation Period (defined below), Employee shall accept from the Company, and on behalf of the Company and each Releasee (as defined below), (i) the gross amount of $475,000.00 with $237,500 payable over 26 weeks in accordance with the Company’s normal pay practices, and a lump sum payment of $237,500 payable on August 9, 2013, less lawful deductions and withholdings (“Separation Payment”) and (ii) $400,000.00 payable in a lump sum amount seventy-five (75) days after the Separation Date, less lawful deductions and withholdings (“Digital Bonus Payment”) in respect of any bonus awards that Employee would have otherwise been eligible to receive under the Barnes & Noble.com Digital Products Device Development Incentive Bonus Plan. Employee agrees that if Employee breaches any obligations in this Release, Employee is not entitled to any further consideration and agrees to repay the Company for any portion of the Separation Payment and Digital Bonus Payment already received. Employee understands and acknowledges that if Employee breaches this Release, Employee’s release and waiver of claims contained in this Release remain in full force and effect. In addition, the Company retains the right to seek injunctive relief and/or damages for Employee’s breach of this Release. Employee further understands and acknowledges that he is not entitled to the Digital Bonus Payment as a matter or right, as a matter of law, or under the Barnes & Noble.com Digital Products Device Development Incentive Bonus Plan, but that the Digital Bonus Payment approximates the pro rata share of the Digital Bonus Payment in respect to FY 2012 that Employee would have received had he remained an employee. Employee further understands, acknowledges and agrees that he will only receive this Digital Bonus Payment if the Company, in its discretion, determines in good faith that Employee fully complied with all terms and performance obligations and scope set forth in the Consulting Agreement dated February 2, 2013.

(b) Employee acknowledges and agrees that (i) the Separation Payment and Digital Bonus Payment are adequate consideration for all the terms of this Release and does not include any benefit, monetary or otherwise, which was earned or accrued or to which Employee was already entitled without signing this Release; and (ii) any monetary or other benefits which, prior to the execution of this Release, Employee may have earned or accrued or to which Employee may have been entitled, have been paid or will be paid in accordance with the Benefits Addendum attached hereto and incorporated herein by reference.

(c) Employee also acknowledges that, prior to or contemporaneous with Employee’s execution of this Release, Employee received all wages and other payments, including accrued vacation pay and bonuses if any that Employee was entitled to receive, that may be due to Employee through the Separation Date from the Company or any Releasee.

(d) Employee affirms and warrants that Employee has informed the Company Benefits Department in writing if Employee (i) is a Medicare beneficiary (ii) is currently receiving, has received in the past, or is eligible for benefits from Medicare or (iii) has applied for or sought benefits from Medicare. Employee agrees to indemnify and hold the Company harmless for any penalties or liability, including interest, that may be asserted against the Company pursuant to Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007, 42 U.S.C. § 1395y(b)(8) as a result of the payments and benefits described in paragraph 2 of this Release.

3. THIS PARAGRAPH PROVIDES A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS YOU MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF “RELEASEE.” BEFORE YOU SIGN THIS RELEASE, YOU MUST READ THIS PARAGRAPH CAREFULLY, AND MAKE SURE THAT YOU UNDERSTAND IT FULLY.

(a) In consideration of Employee’s receipt and acceptance of the Separation Payment and Digital Bonus Payment from the Company and on behalf of the Company and each Releasee (as defined below), Employee, on Employee’s behalf and on behalf of each Releasor, hereby irrevocably and generally releases the Company, its parents, affiliates, subsidiaries, and each of their current and former officers, directors, shareholders, trustees, agents, attorneys and employees, and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (collectively, “Releasee”), and hereby waives and/or settles, except as may otherwise be stated in this Release, any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever and which Employee ever had, now has or learns later could have had, up to the date of this Release, arising directly or indirectly out of Employee’s employment with the Company, including, but not limited to, the payment or nonpayment of any wages or compensation, Employee’s performance of services for the Company or any Releasee, any decisions by any Releasee regarding any aspect of Employee’s employment with the Company, and/or any decision not to offer to Employee any employment with any Releasee subsequent to Employee’s termination of employment with the Company.

(b) Specifically, without limitation, this Release applies to any rights and/or claims (i) arising under any contract, express or implied, written or oral; (ii) for wrongful dismissal or termination of employment; (iii) arising under any applicable foreign, federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, disability or any other unlawful basis, including without limitation, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Age Discrimination in Employment Act of 1967, as amended (including but not limited to the Older Worker’s Benefit Protection Act (“OWBPA”)), the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1990, as amended, the Workers Adjustment and Relocation Notice Act, as amended, the Vietnam Era Veterans’ Readjustment Assistance Act, as amended, the Equal Pay Act, as amended, and any similar foreign, federal, state, or local statutes, orders, laws, ordinances, regulations or the like, including, without limitation, the New York State Executive Law and the New York City Administrative Code, or case law; (iv) based upon any other foreign, federal, state or local statutes, orders, laws, ordinances, regulations or the like, or case law; (v) for tortious or harassing conduct, infliction of mental or emotional distress, interference with contract, fraud, libel or slander; and (vi) for damages, including without limitation, punitive or compensatory damages, or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief.

Attention: Employee expressly waives the protection of Section 1542 of the Civil Code of the State of California, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(c) Employee expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and Employee explicitly took that into account in determining the amount of consideration to be paid for the giving of this release, and a portion of said consideration and the mutual covenants contained herein, having been agreed between the parties with the knowledge of the possibility of such unknown claims, were given in exchange for a full satisfaction and discharge of all such claims.

(d) This Release does not waive claims that the Employee could make, if available, for unemployment compensation benefits, workers’ compensation benefits (but claims for retaliation for exercising rights under a workers’ compensation law are waived), health insurance benefits under COBRA, vested benefits under a retirement plan governed by ERISA, any claim that truly arises and occurs after the Release is signed by the Employee, any of Employee’s rights under that certain Consulting Agreement by and between Employee and the Company, dated as of February 2, 2013, and attached hereto as Exhibit B, or any other claim that cannot be released by private agreement. Employee acknowledges and represents that Employee has reported to the Company any and all work-related injuries incurred during employment by the Company.

4. Employee represents and warrants that Employee has not filed or commenced any complaints, charges, claims, actions or proceedings of any kind against any Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body. Except for Employee’s right to bring a proceeding pursuant to the Older Workers Benefit Protection Act to challenge the validity of the release of claims pursuant to the Age Discrimination in Employment Act contained in Section 3 of this Release, and consistent with the EEOC Enforcement Guidance On Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and otherwise to the fullest extent permitted by law, Employee agrees not to commence, maintain, prosecute or participate as a party in any action or proceeding in any court or arbitration forum against the Company or any other Releasee with respect to any act, omission, transaction or occurrence up to and including the date of the execution of this Release. Employee further agrees not to instigate, encourage, assist or participate in any court action or arbitration proceeding commenced by any other person (except a government agency) against the Company, or any other Releasee. In the event any government agency seeks to obtain any relief on behalf of Employee with regard to any claim released and waived by Section 3 of this Release, Employee covenants not to accept, recover or receive any monetary relief or award that may arise out of or in connection with any such proceeding.

5. Employee hereby waives any right to, and agrees not to, seek reinstatement, employment, or any type of contractual relationship of any kind with any Releasee. The existence of this Release shall be a valid, non-discriminatory basis for any Releasee to reject any such application or, in the event Employee obtains such employment or other relationship with any Releasee, for that Releasee to terminate such employment or other relationship.

6. By executing this Release, Employee acknowledges and agrees that (a) Employee has been advised by the Company to consult with an attorney before executing this Release; (b) Employee was provided adequate time (i.e., twenty-one (21) days) to review it, to consult with Employee’s counsel and to consider whether to sign the Release; (c) the Release is written in a manner understandable by Employee; and (d) Employee has been advised that Employee has seven (7) days following execution of this Release to revoke it (“Revocation Period”). Notwithstanding anything to the contrary contained herein, this Release will not be effective or enforceable until the Revocation Period has expired, and the Separation Payment and Digital Bonus Payment shall not be paid or delivered by the Company until the Revocation Period has expired and Employee has confirmed in writing, in the form attached hereto as Exhibit A, that the Release has not been revoked.

7. This Release and any payments or benefits made hereunder are not intended to be, shall not be construed as and are not an admission or concession by any Releasee of any wrongdoing or illegal or actionable acts or omissions. Employee hereby affirms that no Releasee has made any written or oral statements, suggestions or representations, either directly or impliedly, of any wrongdoing or illegal or actionable acts or omissions by any Releasee.

8. In consideration of the Company’s agreement to deliver the Separation Payment and Digital Bonus Payment, Employee represents that Employee has not, and agrees that Employee shall not, disclose orally or in writing, directly or indirectly, to any person (other than to the members of Employee’s immediate family, Employee’s attorney, financial advisor, and accountant, each of whom shall be directed by Employee not to disclose such information), except as shall be required by law: (a) any Confidential Information (as defined below); (b) the existence or terms of this Release; and (c) the amount of any payments or benefits made hereunder.

9. Employee shall direct all requests and inquiries concerning Employee’s possible employment by prospective employers solely to Michelle Smith, Vice President, Human Resources or that person’s successor who will comply with the Company’s neutral reference policy.

10. (a) Employee hereby acknowledges that during Employee’s employment, Employee may have acquired proprietary, private and/or otherwise confidential information (“Confidential Information,” as defined and described in this sub-paragraph). Confidential Information shall mean all non-public information, whether or not created or maintained in written or electronic form which constitutes, relates or refers to (i) the Company or any Releasee, (ii) any current or former employee of the Company or any Releasee, (iii) any person or entity with whom or which the Company or any Releasee transacted business during Employee’s employment, (iv) any person or entity with respect to whom or which the Company or any Releasee acquired any non-public information, and (v) any aspect of the operation of the business of the Company or any Releasee, including without limitation, all financial, operational and statistical information, (vi) any information or documents provided or produced in any litigation involving any Releasee, or that are protected or governed by any other confidentiality agreement or stipulation, and (vii) any information protected or governed by the attorney-client privilege, work product immunity or any similar privilege or immunity. The foregoing examples are illustrative and Confidential Information shall not be limited to those illustrations.

(b) Employee hereby represents and agrees that upon execution of this Release (i) Employee has returned to the Company, and has not retained any copies of, all documents, records or materials of any kind, whether written or electronically created or stored, which contain, relate to or refer to any Confidential Information (“Confidential Materials”); (ii) Employee has not disclosed any Confidential Information or Confidential Materials to any person or entity without the express authorization of an authorized officer of the

Company; and (iii) in consideration of the Company’s agreement to deliver the Separation Payment and Digital Bonus Payment pursuant to the terms of this Release, Employee and/or any Releasor shall not disclose any Confidential Information or Confidential Materials, in any manner directly or indirectly, except as may be required by law.

(c) In the event that Employee and/or any Releasor receives a subpoena or any other written or oral request for any Confidential Information, Confidential Materials or any other information concerning the Company or any Releasee, Employee shall, within two (2) business days of the service or receipt of such subpoena or other request (i) notify the Company c/o Michelle Smith, in writing, by fax (212-645-1828), and (ii) provide a copy of such subpoena or other request if in writing, by fax to Michelle Smith and/or disclose the nature of the request for information if oral.

(d) Employee also represents and agrees that upon the execution of this Release, Employee has returned to the Company all other property of the Company, including without limitation, any keys to the offices of the Company, Company identification, computers, Blackberry, cellular telephones or other equipment.

11. In further consideration of the Company’s agreement to pay the Separation Payment and Digital Bonus Payment pursuant to the terms of this Release, Employee agrees that Employee will not, without the prior written consent of the Company:

(a) use any Confidential Information or Confidential Materials for any purpose;

(b) Employee acknowledges that the scope of the promises and covenants in this Release, including without limitation the covenants contained in the foregoing paragraphs, is reasonable in light of its narrow focus and the legitimate interests of the Company to be protected;

(c) Employee agrees that if any part of Employee’s foregoing covenants or the duration thereof is deemed too restrictive by a court of competent jurisdiction, the court may alter the covenants and/or duration to make the same reasonable under the circumstances, and Employee acknowledges that Employee shall be bound thereby; and

(d) If any promises and covenants contained in the foregoing paragraphs are determined by a court to be void, voidable or unenforceable, then, in the Company’s sole discretion, it can decide whether to invalidate the remainder of the Release, including whether to continue to pay Employee any remaining portion of the Separation Payment, to pay Employee the Digital Bonus Payment or other benefits, and/or the Company may require Employee to repay any or all of the Separation Payment or Digital Bonus Payment received.

12. Employee represents and agrees that no oral, written or electronic negative, disparaging or adverse statements or representations of or concerning the Company or any Releasee shall be made. Employee further represents and agrees that Employee has not and will not engage in any conduct or take any actions whatsoever to cause or influence any person or entity, including but not limited to, any past, present or prospective employee of the Company, to initiate oral, written or electronic negative, disparaging or adverse statements or representations of or concerning the Company or any Releasee. Employee warrants and represents that to the extent permitted by law, Employee will not provide information to others regarding the Company’s internal business policies, procedures or practices, being interviewed, or providing surveys, written or recorded statements, testimony or declarations about same.

13. Employee agrees that Employee shall assist the Company and its affiliates in the defense of any claims, or potential claims that may be made or threatened to be made against any of them in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or any such affiliate in any Proceeding, to the extent that such claims may relate to the Employee’s employment or the period of Employee’s employment by the Company and its affiliates. Employee agrees, unless precluded by law, to inform promptly the Company if Employee is asked to (a) participate (or otherwise become involved) in any Proceeding involving such claims or potential claims or (b) assist in any investigation (whether governmental or private) of the Company or its affiliates (or their actions), regardless of whether a lawsuit has then been filed against the Company or its affiliates with respect to such investigation. The Company shall have no obligation to compensate Employee for his time in providing information and assistance in accordance with this Section 13.

14. The covenants, representations and acknowledgments made by Employee in this Release shall survive the execution of the Release and the delivery of any installment of the Separation Payment and the Digital Bonus Payment. The Company or any Releasee shall be excused and released from any obligation to make any part of the Separation Payment and Digital Bonus Payment or provide any other benefits contained in the Release in the event that (a) Employee has made a material misstatement in or commits or has committed any material breach of the terms, conditions or covenants in this Release, in which case Employee or Releasor shall also be liable for any damages suffered by the Company or any Releasee by reason of such breach or misstatement, including attorneys’ fees; (b) any part of this Release is determined to be invalid or unenforceable; or (c) Employee or Releasor claims in any forum that the Release is invalid or unenforceable.

15. This Release constitutes the sole and complete understanding and agreement between the parties with respect to the matters set forth herein and there are no other agreements or understandings, whether written or oral and whether made contemporaneously or otherwise (other than any confidentiality, non-competition, and/or other restrictive covenant agreement that previously may have been entered into, the terms of which will survive execution of this Release). No term, condition, covenant, representation or acknowledgment contained in this Release may be amended unless in writing signed by both parties.

16. The validity, performance and enforceability of this Release shall be determined and governed by the laws of the State of New York, without regard to its conflict of law principles. The exclusive forum for any action concerning this Release or the transactions contemplated hereby shall be in a court of competent jurisdiction in New York County, New York, with respect to a state court, or the United States District Court for the Eastern District of New York, with respect to a federal court. EMPLOYEE HEREBY CONSENTS TO THE EXERCISE OF JURISDICTION OF THE COURT IN THE EXCLUSIVE FORUM SET FORTH IN THIS RELEASE AND WAIVES ANY RIGHT EMPLOYEE MAY HAVE TO CHALLENGE OR CONTEST THE REMOVAL AT ANY TIME BY THE COMPANY TO FEDERAL COURT OF ANY ACTION EMPLOYEE MAY BRING AGAINST IT IN STATE COURT. EMPLOYEE AND THE COMPANY MUTUALLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS RELEASE OR EMPLOYEE’S EMPLOYMENT IN GENERAL.

17. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Release. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. The parties intend for this Release to satisfy the provisions of the Age Discrimination in Employment Act of 1967, as amended, and this Release shall always be construed or limited in conformity with such provisions.

18. Employee agrees and acknowledges that (a) Employee has had an adequate opportunity to review this Release and all of its terms, and to be represented by counsel; (b) Employee understands all of the terms of this Release, which are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee; and (c) Employee has agreed to and/or entered into this Release and all of the terms hereof, knowingly, freely and voluntarily.

ACKNOWLEDGED AND AGREED TO BY:

Daniel Gilbert

STATE OF California	)
	:	ss.:
COUNTY OF Santa Clara	)

On the 1st day of February, 2013 personally came Daniel Gilbert and being known to me to be the individual described in, and who executed the foregoing General Release and Waiver, and duly acknowledged to me his/her signature above.

Notary Public

Exhibit A

Ms. Michelle Smith

Vice President, Human Resources

Barnes & Noble.com

76th Ninth Avenue, 9th Floor

New York, NY 10011

Dear Ms. Smith:

I acknowledge that pursuant to the General Release and Waiver (“Release”) that was fully executed on FEBRUARY 1, 2013, I had the right to revoke the Release within seven (7) days after the execution of the Release (the “Revocation Period”). I hereby confirm that the Revocation Period has expired and I have not revoked the Release.

Very truly yours,

	Date	2/8/2013
Daniel Gilbert

Benefits Addendum – Dan Gilbert

1.	Personal Days

You will be paid for 16 hours unused personal time.

2.	Life Insurance

Your group life insurance coverage will be discontinued on the Separation Date. You may convert this coverage to an individual policy within thirty-one (31) days after your group coverage expires. To request the proper forms, contact the Benefits Department at 1-800-799-5335.

3.	401(k) Savings Plan

If you participate in the 401(k) Savings Plan, your contributions will cease on the Separation Date and you will be eligible to receive the total value of both your employee accounts and the vested value of the Company contributions. Fidelity Investments will mail distribution materials to you shortly at your home address. These materials will outline the choices available to you. For further information, please call Fidelity at 1-800-421-3844.

4.	Stock Options

In accordance with our Plan, any stock options that you have been granted to purchase capital stock of the Company which are vested and exercisable as of the Separation Date must be exercised within three months of the Separation Date. Any such options that are not exercised by that time are forfeited and may not be exercised at any time. In addition, any stock options that you have been granted to purchase capital stock of the Company which are not vested and exercisable as of the Separation Date are forfeited and may not be exercised at any time.

5.	Restricted Stock

Any shares of restricted stock that you have been granted that are vested as of the Separation Date are yours to keep. Any shares of restricted stock that you have been granted that are not vested as of the Separation Date are forfeited.

Appendix B

CONSULTING AGREEMENT

Agreement made this 1st day of February, 2013 by and between barnesandnoble.com llc (“B&N”), and Daniel Gilbert (“Consultant”).

1. Scope of Work. Consultant shall provide the following services during the “Term” (as defined below) for 40 hours per week to the reasonable satisfaction of the Company: (i) use best efforts to assist B&N in organizational re-engineering planning; (ii) assisting the Chief Financial Officer of Barnes & Noble, Inc. (the “CFO”) and other officers in OPS transition; (iii) use best efforts to assist B&N in delivering customer service savings identified in respect of B&N’s 2013 fiscal year; (iv) use best efforts to assist B&N with vendor and supplier relationships related to device manufacturing, supply chain and distribution; and (v) use best efforts to assist the Chief Executive Officer of Barnes & Noble, Inc. (the “CEO”) and the CFO in such other capacities as requested by the CEO or CFO, as applicable (collectively, the “Services”). Consultant will use Consultant’s own hardware and property for all work related to this project. In the event that B&N delivers any hardware or property to Consultant in order for Consultant to use in connection with the provision of the Services (for example, laptop, e-reader, badge, or other devices, or property), then Consultant will return said hardware and property to B&N the earlier of upon request or the termination of this Agreement.

2. Compensation/Expenses. The consideration for services hereunder shall be deemed to be subsumed in the consideration set forth in section 2(a)(ii) of the General Release and Waiver between Consultant and the Company with no additional consideration therefore. B&N shall also reimburse Consultant for reasonable and necessary travel (except local commuting) and other reasonable and necessary out-of-pocket expenses incurred by or on behalf of Consultant in connection with the Services performed hereunder; however, expenses totaling in excess of $100.00 in any instance shall be subject to prior written approval by B&N. Consultant shall provide reasonable documentation to employer regarding any expenses. Consultant is responsible for any and all taxes on compensation related to or arising out of this Agreement.

3. Personnel. The Services shall be performed by Consultant personally and not subcontracted.

4. Proprietary Rights. B&N shall own all right, title and interest in and to the documents, information, ideas, techniques, inventions, processes and materials created by Consultant in connection with the performance of Services under this Agreement or arising from such Services (collectively, “Works”). Consultant hereby automatically assigns to B&N, at the time of creation of the Works and without any requirement of further consideration, all right, title and interest (including all patent rights, copyrights, trade secrets and other intellectual property rights in and to such Works). To the extent possible, such Works shall be considered a “work made for hire” for B&N within the meaning of Title 17 of the United States Code. Consultant agrees to fully cooperate with B&N to enable B&N to obtain patent, trademark, service mark and/or trade name registration or copyright protection therefore and to otherwise protect B&N’s rights in the Works including without limitation execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

5. Confidentiality. In connection with the Services to be performed hereunder, B&N may disclose technical, financial, business or other information which is confidential, proprietary and constitutes valuable trade secrets of B&N. Consultant will use such information solely for the purposes of performing Services in accordance with this Agreement. Consultant will hold all such information and all information generated in performance of the Services in strict confidence indefinitely (even beyond the Term and termination of this Agreement) and will not disclose such information without prior authorization from B&N’s Chief Executive Officer, CFO, the Vice President of the group for which Services are being performed, or the General Counsel. Consultant shall not use the name or any trademark of B&N in any manner, including, without limitation, in any press release or other advertising materials, without the prior written consent of B&N. During the Term, Consultant shall not represent he is an authorized to bind B&N (or its affiliates), or hold himself out as such.

6. Warranties. Consultant warrants that he/she is not bound by any agreement with any current or former employer or other party that would prevent him/her from fully performing hereunder. Consultant further warrants that neither Services performed hereunder nor Works produced hereunder will infringe or otherwise violate the legal rights of any party, and warrants that his/her performance of the Services shall comply with all applicable laws and regulations. Consultant warrants that all Services will be performed in a competent, professional, and workmanlike manner. Consultant warrants that he will comply with the Company’s Code of Conduct and other policies. Consultant warrants that he/she is authorized to perform Services in the United States. Consultant will defend, indemnify and hold B&N harmless against and from all claims, damages, injuries, cost, expenses and losses arising out of Consultant’s breach of the obligations of Confidentiality in paragraph 5, as well as the Warranties in this paragraph 6.

7. Term. This Agreement shall commence on February 2, 2013, and shall terminate on, March 19, 2013 (“Term”). Either party may terminate this Agreement upon ten (10) business days written notice for the other party’s material breach unless such breach is cured within such notice period. Upon termination or completion of performance, or at any time prior thereto upon B&N’s request, Consultant shall return to B&N all documentary information or materials, including all copies in all medium, received from B&N or generated by Consultant during the Term of this Agreement in performance of the Services.

8. Independent Contractor. Consultant is an independent contractor and nothing contained herein shall be deemed to make him/her an employee of B&N. Consultant does not have the authority to represent or bind B&N in any manner and agrees not to hold him/herself out as having that authority. Consultant is not entitled to participate in any of the Company’s benefits plans, and expressly waives such participation, even if his/her employment is reclassified by any government agency or agency or court.

9. Governing Law/Severability. This Agreement shall be governed by the laws of the State of California. If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, such determination shall not affect the validity or enforceability of any other provision of this Agreement.

10. Assignment. The rights of Consultant hereunder shall not be assigned or transferred without B&N’s prior written consent.

11. Entire Agreement. This Agreement sets forth the entire understanding between the parties and supersedes any oral negotiations and prior writing with respect to the subject matter hereof. This Agreement may not be amended except in writing signed by them. The provisions of Paragraphs 5 through 7 will survive the expiration or termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CONSULTANT: Daniel Gilbert		barnesandnoble.com llc

By:		By:

		Its:	Vice President, Human Resources
SSN:	*********	Name:	Michelle Smith

Address:	250 YALE ROAD

MENLO PARK, CALIFORNIA 94025

Telephone:	**********